EXHIBIT A 10.5.1

FORM OF CHANGE OF CONTROL AGREEMENT
(As Amended May 6, 2008)

WHEREAS, _________________, (“Executive”) and Central Vermont Public Service Corporation (“Company”) entered into a Change of Control Agreement dated ____________ (the “Agreement”):

WHEREAS, the Agreement is scheduled to expire by its terms on ____________ and Executive and Company have executed a Change in Control Agreement on _________ which agreement will take effect on April 6, 2009, and supersede all prior agreements;

WHEREAS, the American Jobs Creation Act of 2004 included new statutory rules under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) that substantially altered the income tax treatment of compensation that is regarded, under those rules, as deferred pursuant to a nonqualified deferred compensation plan;

WHEREAS, under Section 409A, unless certain limitations on payment and other requirements are provided for in a deferred compensation plan, participants may be subject to regular income tax on amounts payable pursuant to such deferred compensation plan before payments are made as well as a 20% excise tax;

WHEREAS, the Agreement is subject to the requirements of Section 409A;

WHEREAS, the Executive and Company have determined that it is in their best interest to amend the Agreement so as to bring it into compliance with Section 409A;

NOW THEREFORE, Executive and Company hereby agree to the following amendments:

Section 1 of the Agreement shall be amended to read as follows:

1.         General Conditions

No benefit shall be payable hereunder pursuant to Section 5 unless there shall have been both a Change of Control of the Company, as set forth in Section 3, and a Termination Event, as set forth in Section 4 that results in Executive’s “Separation From Service” (as hereinafter defined).  For purposes of this Agreement a Separation From Service means the termination of employment with the Company or any subsidiary of the Company in a manner that constitutes a “separation from service” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder.  In construing the terms of the Agreement, it is the intent of the parties to this Agreement to provide the Executive with financial protection in the event significant changes in his employment status occur following a Change of Control of the Company, and it is agreed that provisions of the Agreement are therefore to be construed using a reasonable man standard and not on narrow technical grounds.

The first paragraph of Section 5A. of the Agreement shall be amended to read as follows:

5.           Severance Compensation

 A.       If within three (3) years following a Change of Control, (i) a Termination Event shall have occurred that results in Executive’s Separation from Service or (ii) the Company requires Executive’s Separation from Service without Cause (either of (i) or (ii) occurring within three years following a Change of Control being a “Payment Event”), the Company agrees to make payment in a lump sum ("Severance Compensation") to the Executive of an amount equal to (1) times (2), where:

Section 6B. of the Agreement shall be amended to read as follows:

 B.       Date of Payment of Severance Benefits

The Company shall pay to the Executive the Severance Compensation provided in Section 5 on the first business day of the seventh month following the Termination Date (the “Regulatory Period”) except in the event that the Executive shall die during the Regulatory Period, the Severance Compensation shall be paid within 30 days of the Company’s receipt of notice of Executive’s death.

Section 6C. (3) and the first paragraph of Section 6C. (4) of the Agreement shall be amended to read as follows:

(3)       Without Cause, that date on which the Executive’s employment was terminated by the company without Cause in a manner that constitutes a Separation from Service.

(4)        For a Termination Event, the date on which occurs a Separation from Service resulting from a Termination Event as described in Section 4A.

Section 7A. and Section 7B 1. of the Agreement shall be amended to read as follows:

7.         Future Services and Compensation

A.         Executive shall receive the benefits provided for in Section 7B if, in connection with the occurrence of a Payment Event, Executive agrees:

(1)       To refrain from entering into competition with the Company or from working for a competitor of the Company for a period of one year following the date on which the Payment Event occurs, and

(2)       To provide such consulting services as may be reasonably requested by the Company for a period of one year following the date on which the Payment Event occurs.

B.        As compensation to the Executive for his promises in Section 7A. hereof, the Company agrees to cause the following actions to be carried out:

(1)       As respects the status of the Executive as a participant in the Company’s Officers’ Supplemental Retirement and Deferred Compensation Plan as amended and restated effective January 1, 2005 (the “2005 SERP”), the payment of the benefit provided for under Section 3.4 of the 2005 SERP and at the time provided therein except that the  last two sentences of Section 3.4(b) of the 2005 SERP (pertaining to the Executive’s and the  Company’s ability to alter the method and/or time for such payment) shall be inapplicable and without effect for all purposes.

Section 8 of the Agreement shall be amended to include the following new Section 8I:

I.          Notwithstanding any provision of this Section 8 to the contrary, in the event Executive is entitled to a Gross-Up Payment as otherwise provided for under Section 8, no such Gross-Up Payment shall be made to Executive before the first business day of the seventh month following the Termination Date.

New Section 14 of the Agreement shall be added to read as follows:

14.       Compliance with Code Section 409A.

The parties intend that this Agreement shall at all times comply with the requirements of Code Section 409A.  Accordingly the parties agree that it shall be construed, administered and governed in a manner that effects such intent.  Although Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Company, its subsidiaries nor their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement.

Except as hereby amended, the Agreement shall remain unchanged and in full force in effect until April 5, 2009.

Dated at Rutland, Vermont this ______ day of May, 2008.

________________________ Witness	CENTRAL VERMONT PUBLIC SERVICE CORPORATION By ____________________________ For the Company
________________________ Witness	______________________________ Executive